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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person

   Weismiller             Fred                       A.
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   (Last)               (First)                 (Middle)

c/o Pacific Gateway Exchange, 533 Airport Blvd., Suite 505
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                                    (Street)

Burlingame             California               94010
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)


March 31, 1997
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

Pacific Gateway Exchange, Inc. (NASDAQ/NMS: PGEX)
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5 Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ x ]   Officer (give title below)           [   ]   Other (specify below)


                    Executive Vice President
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6. If Amendment, Date of Original (Month/Year)


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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                            3. Ownership Form:
                                 2. Amount of Securities       Direct (D) or
1. Title of Security                Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                       (Instr. 4)                 (Instr. 5)            (Instr.5)
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   Common Stock                     135,360                     D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                       5. Owner-
                                                    3. Title and Amount of Securities                     ship
                                                       Underlying Derivative Security                     Form of
                         2. Date Exercisable           (Instr. 4)                                         Derivative
                            and Expiration Date     ---------------------------------   4. Conver-        Security:
                            (Month/Day/Year)                               Amount          sion or        Direct     6. Nature of
                         ----------------------                            or              Exercise       (D) or        Indirect
                         Date       Expira-                                Number          Price of       Indirect      Beneficial
1. Title of Security     Exer-      tion                                   of              Derivative     (I)           Ownership
   (Instr. 4)            cisable    Date            Title                  Shares          Security       (Instr.5)     (Instr. 5)
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Option (Right to Buy)    9/30/96    9/30/00         Common Stock           3,660         $8.50           D 1/
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Option (Right to Buy)   12/31/96    9/30/00         Common Stock             915         $8.50           D 1/
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Option (Right to Buy)    3/31/97    9/30/00         Common Stock             915         $8.50           D 1/
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Option (Right to Buy)    6/30/97    9/30/00         Common Stock             915         $8.50           D 1/
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Option (Right to Buy)    9/30/97    9/30/00         Common Stock             915         $8.50           D 1/
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Option (Right to Buy)   12/31/97    9/30/00         Common Stock             915         $8.50           D 1/
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Option (Right to Buy)    3/31/98    9/30/00         Common Stock             915         $8.50           D 1/
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Option (Right to Buy)    6/30/98    9/30/00         Common Stock             915         $8.50           D 1/
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Option (Right to Buy)    9/30/98    9/30/00         Common Stock             915         $8.50           D 1/
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Option (Right to Buy)   12/31/98    9/30/00         Common Stock             915         $8.50           D 1/
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Option (Right to Buy)    3/31/99    9/30/00         Common Stock             915         $8.50           D 1/
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Option (Right to Buy)    6/30/99    9/30/00         Common Stock             915         $8.50           D 1/
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Option (Right to Buy)    9/30/99    9/30/00         Common Stock             915         $8.50           D 1/
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=================================================================================================================================

Explanation of Responses:


/s/ Fred A. Weismiller                                        4/9/97
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

1/  Options granted pursuant to the Company's 1995 Stock Option Plan.

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.